Wilshire Bancorp, Inc. CONTACT: Joanne Kim, President & CEO, 213-639-1843 Elaine Jeon, SVP & Deputy CFO, 213-427-6580 www.wilshirebank.com	NEWS RELEASE

Wilshire Bancorp Names Gunho Ko as Chief Financial Officer
Elaine Jeon Promoted to Deputy CFO

LOS ANGELES, CA - March 28, 2008 - Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, today announced that Gunho “Alex” Ko has been named Chief Financial Officer of Wilshire Bancorp, effective April 7, 2008. Elaine Jeon, who has been serving as the interim CFO since former CFO’s departure at the end of November 2007, will be promoted to Deputy CFO and Controller at that time.

“We are delighted to have Alex Ko join our management team,” said Joanne Kim, President and CEO of Wilshire. “With 12 years of professional experience working with many large and small banking and non-banking clients, Mr. Ko has built a stellar reputation in our business community. His broad experience in financial services, his deep roots in our community and his congenial style make him an ideal candidate for Chief Financial Officer.”

Mr. Ko, a Certified Public Accountant, has been a Financial Services Senior Manager for the past 12 years with KPMG in Los Angeles, and holds a Masters in Accounting degree from the University of Southern California. In his current capacity, Mr. Ko has worked with some of the largest financial institutions as well as large community banks. In addition to managing many large engagements, Mr. Ko has also served as national instructor and program developer for training KPMG staff. “Wilshire is one of the most vibrant banks in our community, and I am excited about joining their management team. I am confident that we will be able to expand on the strong foundation Wilshire has built over the past several years and continue to deliver superior service to the marketplace,” said Ko.

Additionally, Elaine Jeon has been promoted to Deputy Chief Financial Officer. “Elaine Jeon has done an excellent job as our interim CFO for the last 3 ½ months,” said Kim. “Ms. Jeon has been a strong asset in guiding Wilshire for 10 years and is well deserved of this promotion to Deputy CFO.”

Headquartered in Los Angeles, Wilshire State Bank operates 20 branch offices in California, Texas, New Jersey and New York, and five loan production offices in Houston, Atlanta, Denver, Annandale, VA, and Palisades Park, NJ and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

NOTE: Transmitted on Prime Newswire at 3:45 p.m. PDT on March 28, 2008.